Filed pursuant to Rule 424(b)(5)
                                                            File No. 333-130089

Pricing Supplement No. 30 dated June 5, 2006.
(To Prospectus dated April 12, 2006 and
Prospectus Supplement dated April 12, 2006)
This Pricing Supplement consists of 2 pages.

                   Hartford Life Insurance Company
                                  Depositor

      Fixed Rate IncomeNotes(sm) (that are also asset-backed securities)
                        Issued through and Obligations of

                 Hartford Life Global Funding Trust 2006-066
                               (Issuing Entity)

                   5.75% Callable Notes due December 15, 2012

The description in this pricing supplement of the particular terms of the 5.75% IncomeNotes(sm) (that are also asset-backed securities) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                         PROVISIONS RELATING TO THE NOTES

CUSIP Number:                     41659FKQ6
Trade Date:                       June 12, 2006
Issuance Date:                    June 15, 2006
Stated Maturity Date:             December 15, 2012
Interest Rate:                    5.75%
Interest Payment Frequency:       Semi-Annually
Initial Interest Payment Date:    December 15, 2006
Regular Record Dates:             15 days prior to any Interest Payment Date.
Price to Public:                  100%
Agent's Discount:                 1.20%
Day Count Convention:             30/360

Optional Redemption:              Yes [X]   No [ ]
   Optional Redemption Date:      June 15, 2008 or any Interest Payment Date
                                  thereafter.
   Initial Redemption Percentage: 100%
   Annual Percentage Reduction:   N/A
   Redemption may be:             [X] In whole only.
                                  [ ] In whole or in part.
The Survivor's Option:            [X] is  [ ] is not available.
   Annual Put Limitation:         $1 million or 1%
   Individual Put Limitation:     $250,000
   Trust Put Limitation:          N/A

Securities Exchange Listing:      None.
Authorized Denominations:         $1,000 integral amounts.
Other Provisions Relating
   to the Notes:                  None.

Special Tax Considerations:       None.

Agents: Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Financial Services, Inc.; Wachovia Securities


                 INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:       Hartford Life Insurance Company
Funding Agreement:                FA-406066
Effective Date:                   June 15, 2006
Stated Maturity Date:             December 15, 2012
Interest Rate:                    5.75%
Interest Payment Frequency:       Semi-Annually
Initial Interest Payment Date:    December 15, 2006
Day Count Convention:             30/360

Optional Redemption:              Yes [X]   No [ ]
   Optional Redemption Date:      June 15, 2008 or any Interest Payment Date
                                  thereafter.
   Initial Redemption Percentage: 100%
   Annual Percentage Reduction:   N/A
   Redemption may be:             [X] In whole only.
                                  [ ] In whole or in part.

Survivor's Option:   Under the Funding Agreement, Hartford Life Insurance
Company [X] is [ ] is not required to provide the Trust with amounts it needs to honor valid exercises of the Survivor's Option.

Other Provisions Relating to
   the Funding Agreement:         None.

Special Tax Considerations:       None.


Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by John
F. Kennedy, Associate Counsel.


            INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND
                             THE FUNDING AGREEMENT

It is anticipated that, as of June 15, 2006, the Notes will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-    Moody's: Aa3
            A.M. Best:          aa-    Fitch:   AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of June 15, 2006, the Funding Agreement will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-    Moody's: Aa3
            A.M. Best:          aa-    Fitch:   AA

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